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                       [TROUTMAN SANDERS LLP LETTERHEAD]

                                  July 13, 2001

AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096

         Re: AGCO Corporation -- Registration Statement on Form S-4 relating to $250,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2008

Ladies and Gentlemen:

         We have acted as counsel for AGCO Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 relating to the proposed exchange of up to $250,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2008 of the Company (the "New Notes") for a like principal amount of the Company's issued and outstanding 9 1/2% Senior Notes due 2008 (the "Old Notes"). The New Notes will be guaranteed by AGCO Ventures LLC, Hesston Ventures Corporation, Hay & Forage Industries, Ag-Chem Equipment Co., Inc., Ag-Chem Manufacturing Co., Inc., Ag-Chem Sales Co., Inc., Ag-Chem Equipment International, Inc., Lor*Al Products, Inc. and Ag-Chem Equipment Canada, Ltd. (collectively, the "Subsidiary Guarantors").

         The Old Notes were, and the New Notes are being, issued pursuant to an Indenture (the "Indenture"), dated as of April 17, 2001, among the Company, the Subsidiary Guarantors and SunTrust Bank, as trustee (the "Trustee").

         We have reviewed copies of the Registration Statement and the related Prospectus, the Indenture and the form of New Note attached as an exhibit thereto. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As


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July 13, 2001
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to matters of fact material to this opinion, we have relied, without independent investigation, upon statements and representations of representatives of the Company and the Trustee and of public officials.

         This opinion is limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the relevant Constitutional provisions and applicable court decisions) and the law of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. We note that the Indenture is governed by the laws of the State of New York (and we assume that the choice of law provision therein will be enforced). As a consequence, for purposes of this opinion, as to matters of New York law we have assumed that the applicable laws of the State of New York are substantively the same as the laws of the State of Georgia. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

         Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that

                  (i) the New Notes have been duly authorized by the Company and each of the Subsidiary Guarantors and, when executed by the Company and each of the Subsidiary Guarantors and duly authenticated by the Trustee and delivered in exchange for the Old Notes in accordance with the terms of the Indenture, will constitute legal, valid and binding obligations of the Company and each of the Subsidiary Guarantors, enforceable against the Company and each of the Subsidiary Guarantors in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, to general equity principles and to the possible unenforceability of certain provisions purporting to waive certain rights of the Subsidiary Guarantors; and

                  (ii) the Indenture has been duly authorized, executed and delivered by the Company and each of the Subsidiary Guarantors and, assuming due execution and delivery thereof by the Trustee, constitutes a legal, valid and binding obligation of the Company and each of the Subsidiary Guarantors, enforceable against the Company and each of the Subsidiary Guarantors in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, to


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July 13, 2001
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         general equity principles and to the possible unenforceability of certain provisions purporting to waive certain rights of the Subsidiary Guarantors.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is included in the Registration Statement.

                                             Very truly yours,


                                             /s/ TROUTMAN SANDERS LLP